Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Appoints Peyton Howell to Board of Directors

San Diego, July 29, 2020 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced the appointment of Peyton Howell as an independent member of its board of directors effective August 3, 2020. Ms. Howell brings to the Tandem board extensive reimbursement and health insurance experience across a broad range of disease states in the in-hospital, pharmacy and home care settings.

“Peyton brings incredible value to our Board, drawing on more than 25 years of broad healthcare and leadership experience,” said John Sheridan, president and CEO, Tandem Diabetes Care. “Her appointment reflects our commitment to ensuring that we have a broad mix of skills and perspectives on Tandem’s board, and we are confident she will provide valuable insight as we continue to execute our strategy to lead in insulin therapy management.”

Ms. Howell is currently the Chief Commercial and Strategy Officer at Parexel International, a leading life sciences clinical research organization. As part of her role, she leads a diabetes reimbursement consulting team that provides reimbursement support and patient assistance for a continuous glucose monitor manufacturer. Prior to her current position, she was Executive Vice President and President of Health Systems and Specialty Care as well as Global Sourcing and Manufacturing Relations at AmerisourceBergen.

Ms. Howell is a recognized national speaker on health policy and reimbursement issues. She has served as Director of the AmerisourceBergen Foundation, the National Association of Chain Drug Stores Foundation, and the Healthcare Distribution Alliance Foundation. Ms. Howell received a B.A. in Speech Communication from The University of Illinois, Champaign and a Masters of Health Administration from The Ohio State University.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2™ insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

# # #

2